Exhibit 99.1

CONTACT:
Media Relations	Investor Relations
Alan Bernheimer	Jenifer Kirtland
Maxtor Corporation	Maxtor Corporation
408-894-4233	408-324-7056
alan_bernheimer@maxtor.com	jenifer_kirtland@maxtor.com

MAXTOR APPOINTS RICK ALLEN TO ITS BOARD OF DIRECTORS

MILPITAS, Calif., May 9, 2005 — Maxtor Corporation (NYSE: MXO) today announced that it has appointed Rick Allen to its board of directors. Mr. Allen, 48, was formerly the chief financial officer of J.D. Edwards & Co., an enterprise application software company that merged with PeopleSoft, Inc. in 2004. Mr. Allen is currently working as a consultant and serves on several corporate boards.

Mr. Allen joined J.D. Edwards in 1985. He became chief financial officer in 1990. He was a member of J.D. Edwards’ board of directors starting in 1991. In his various capacities at J.D. Edwards, Mr. Allen had responsibility for the company’s finance, accounting, treasury, investor relations, internal audit, acquisition, legal, real estate and administrative activities. Prior to joining J.D. Edwards, he was controller for Luff Exploration, an oil and gas exploration and production company. He began his career at Coopers & Lybrand, where he was a senior accountant.

“We are very pleased to welcome Rick Allen to the Maxtor board,” said Dr. C.S. Park, chairman of the board of Maxtor. “He is an experienced board member with a deep and broad knowledge of the strategic and financial issues that growing companies face. With his strong background in finance, technology and management, he will be a significant contributor to Maxtor.”

Mr. Allen’s appointment brings the total number of directors on the Maxtor board to seven.

About Maxtor
Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of hard disk drives and data storage solutions. The company has an expansive line of storage products for desktop computers, storage systems, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader, built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the New York Stock Exchange under the symbol MXO.